Exhibit 99.1

Super Micro Computer Inc. Provides Third Quarter Financial Update and Schedules Conference Call and Webcast for Third Quarter Fiscal 2016 Financial Results

San Jose, Calif.--(BUSINESS WIRE)-April 14, 2016 - Super Micro Computer, Inc. (NASDAQ: SMCI), a global leader in high-performance, high-efficiency server, storage technology and green computing, today provided preliminary information regarding its financial results for the third fiscal quarter ended March 31, 2016.

The Company also announced that it will release third quarter fiscal 2016 financial results on Thursday, April 28, 2016, immediately after the close of regular trading, followed by a teleconference beginning at 2:00 p.m. (Pacific Time).

The Company now anticipates that it will report revenue for its third quarter of fiscal 2016 in the range of $530 million to $533 million. This compares to the Company’s previous guidance range of $530 million to $580 million.

Non-GAAP gross margin is expected to be approximately 14.8% to 14.9% primarily due to lower demand with some large customers and the channel which led to lower cost absorption based on lower utilization as well as product mix.

The Company anticipates that it will report non-GAAP operating expenses for the third fiscal quarter between $1.8 million and $2.3 million lower than for the second fiscal quarter of 2016. The decrease in expenses was primarily due to lower marketing and advertising expenses.

The Company also anticipates that its non-GAAP earnings per diluted share will be in the range of $0.33 to $0.35. This compares to the Company’s previous guidance of $0.43 to $0.53.

The Company ended the third quarter of fiscal 2016 with approximately $179.1 million in cash and cash equivalents, and short and long-term investments compared to $98.1 million at the end of fourth quarter of fiscal 2015.

“While we saw the market slow down a little in the March quarter, Supermicro revenue continued to grow at an industry leading pace by growing 12% to 13% year over year. However, results for this quarter were weaker than forecasted due to weaker demand with some large customers and the channel than we anticipated. January and February were particularly soft while March showed improved momentum. Storage and datacenter continued to grow,” said Charles Liang, Chairman and Chief Executive Officer. “We are confident that Supermicro will continue to gain market share consistently and grow multiple times the industry growth rate in the upcoming quarter and year. We will provide more details on the third quarter financial performance at the time of our earnings call later this month.”

Conference Call/Webcast Information for April 28, 2016
Supermicro will hold a teleconference to announce its third quarter fiscal 2016 financial results on Thursday, April 28, 2016, beginning at 2:00 p.m. (Pacific Time). Those wishing to participate in the conference call should call 1-888-504-7963 (International callers dial 1-719-785-1765) a few minutes prior to the call’s start to register. The conference ID is 1162246. A replay of the call will be available through 11:59 p.m. (Eastern Time) on Thursday, May 12, 2016, by dialing 1-877-870-5176 (International callers dial 1-858-384-5517) and entering replay PIN 1162246.

Those wishing to access the live or archived webcast via the Internet should go to the Investor Relations tab of the Supermicro website at www.Supermicro.com.

About Super Micro Computer, Inc.

Supermicro®, a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, TwinPro, FatTwin™, Ultra Series, MicroCloud, MicroBlade, SuperBlade®, Simply Double, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO.

Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets/accessories delivering unrivaled performance and value.

Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia).

Supermicro, FatTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names and trademarks are the property of their respective owners.

SMCI-F

Investor Relations Contact
Super Micro Computer, Inc.
Perry G. Hayes, 408-895-6570
SVP, Investor Relations
PerryH@Supermicro.com